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     10.28  Loan Agreement and $80,000 Promissory Note dated November 3, 1997 between Registrant and First Union National Bank of Tennessee


                                PROMISSORY NOTE
$80,000.00                                                  November 3, 1997


Kyzen Corporation, a Utah Corporation
430 Harding Industrial Drive
Nashville, Tennessee 37211
(Individually  and collectively "Borrower")

First Union National Bank
First Union Tower
150 4th Avenue North
Nashville, Tennessee 37219
(Hereinafter referred to as the "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Eighty Thousand and No/100 Dollars ($80,00.00) or such sum as may be advanced and outstanding from time to time with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note")

SECURITY. Borrower has granted Bank a security interest. in the collateral described in the loan Documents, including, but not limited to, (i) personal property collateral described in that certain Security Agreement of even date herewith and (ii) That certain Assignment of Money Market investment Account/Instrument between Bank am Kyzen Corporation dated November 13, 1997.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the rate of Bank's Prime Rate plus 1.0% as that rate may change from time to time in accordance with changes in the Bank's Prime Rate ("Interest Rate"). Bank's Prime Rate shall be that rate announced by Bank from time to time as its Prime Rate and is one of several interest rate bases used by Bank. Bank lends at both above and below Bank's prime Rate, and Borrower acknowledges that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

DEFAULT RATE. In addition to other rights contained in this Note, if a Default (defined herein) occurs and as long as Default continues all outstanding Obligations shall bear interest at the Interest Rate plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment is paid in full,

INTEREST AND FEE(S) COMPUTATION. (Actual/360). Interest and fees, if any, shall be computed on the basis of a 360 day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Acnral/360 computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and there dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actua1/360 Computation produces an annual effective rate exceeding that of the nominal rate.

REPAYMENT TERMS. Note shall be due and payable in consecutive monthly payments of principal and interest in the amount of $2,010.00 commencing on December 13, 1997, and on the same day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on October, 15, 2001.

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Scheduled Payment Adjustment (for variable interest rate loans only). At Bank's option and with notice to Borrower, the scheduled payment amount will increase as is necessary (i) to pay all accruals of interest for the periodic and previous periods and (ii) to maintain principal repayment according to the amortization that would have occurred if the Interest Rate in effect on the date of this Note had remained constant. The increased payment shall remain in effect for as long as the original scheduled payment amount is insufficient to pay accrued interest and principal and shall be further adjusted upward or downward to reflect changes in the variable interest rate. The scheduled payment amount will not be reduced below the original scheduled payment amount.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may applied to the Obligation in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment has not been made.

LOAN DOCUMENTS AND OBLIGATIONS. The term "Loan Documents" used in this Note and other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issue pursuant to any loan agreement executed in connection with this Note, any applications for such letter of credit and any other documents executed in connection therewith, and may include, without limitation, a commitment letter that survives dosing, a loan agreement, this Note, guarantee agreements, security agreements, security instruments, financing statements, mortgage instruments, letters of credit and any renewals or modifications, whenever any of the foregoing are exercised, but does not include swap agreements (as defined in 11 U.S.C. - 101).

The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Documents, and an obligations under any swap agreements as defined in 11 U.S.C.
- 101 between Borrower and Bank whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 15 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall nor be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay an of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals' attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and (i) the amount which would be excessive interest shall be applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or to the refunding of excess to be a complete settlement and acquittance thereof.

DEFAULT. If any of the following occurs a default ("Default") under this Note shall exist: NONPAYMENT; NONPERFORMANCE. The failure of timely payment or performance of the Obligations or Default (however denominated) under this Note or any other Loan Documents. FALSE WARRANTY. A warranty or representation made or deemed mate in the :Loan Documents or furnished Bank in connection with the loan evidenced by this

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Note proves materially false, or if of a continuing nature, becomes materially false. CROSS DEFAULT. At Bank's option, any default in payment a performance of any obligation under any other loans, contract; or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of the holder(s) of the majority ownership interests of Borrower with Bank or its affiliate ("Affiliate" shall have the meaning at defined in 11 U.S.C. - 101, except that the term "debtor" therein shall be substituted by the term "Borrower" herein; "Subsidiary' shall mean any corporation which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower). CESSATION; BANKRUPTCY. The death of, appointment of guardian for, dissolution of, termination of existence of , loss of good standing status by, appointment of , receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents. MATERIAL CAPITAL STRUCTURE OR BUSINESS ALTERATION. Without prior written consent of Bank, (I) a material alteration in the kind or type of Borrower's business or that of Borrower's Subsidiaries or Affiliates, if any;
(ii) the sale of substantially all of the business or assets of Borrower, any of Borrower's Subsidiaries Or Affiliates or guarantor or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower's Subsidiaries or Affiliates or any guarantor or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (v) should any Borrower, or any of Borrower's Subsidiaries or Affiliates or guarantor enter into any merger or consolidation.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: BANK LIEN. Foreclose its security interest or lien against Borrower's accounts without notice. ACCELERATION UPON DEFAULT. Accelerate the maturity of this Note and all other Obligations and all of the Obligations shall be immediately due and payable. CUMULATIVE. Exercise any right and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition. Such information shall be true, complete, and accurate.

WAIVERS AND AMENDMENTS: No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor the delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of acceleration of maturity. notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromise; or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or any person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or Other Loan Documents.

MISCELLANEOUS. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other Loan Documents we freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations.

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APPLICABLE LAW; CONFLICT BETWEEN DOCUMENTS. This Note and other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address shown above without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of the loan agreement or any commitment letter and survives closing, the terms of this Note shall control. BORROWER'S ACCOUNTS. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. JURISDICTION. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address shown above. SEVERABILITY. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. NOTICES. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. PLURAL; CAPTIONS. All references in the Loan Documents to Borrower, guarantor, person, document or other noun reference mean both he singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for reference only and shall not affect the meaning or interpretation of me Loan Documents. BINDING CONTRACT. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. ADVANCES. Bank in its sole discretion may make other Advances under this Note pursuant hereto. POSTING OF PAYMENTS. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. JOINT AND SEVERAL OBLIGATIONS. Each Borrower is jointly and severally obligated under this Note. FEES AND TAXES. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution or any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Note and other Loan Documents ("Dispute") between or among parties to this Note shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising a out of or connected with the transaction reflected by this Note.

Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the 'Arbitration Rules') of the American Arbitration Association (the 'AAA') and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 et seq.. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, the arbitration provision does not apply to disputes under or related to swap agreements.

PRESERVATION AND LIMITATION OF REMEDIES. Notwithstanding the preceding binding arbitration provisions, Bank and Borrower agree to preserve, without limitation, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose, against any real or personal property or other security by exercising a power of sale Under Loan Documents or under applicable law or by judicial foreclosure and sale, including proceeding to confirm the sale; (ii) all rights of self-help including
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peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment, of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in Dispute.

Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and1 hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

IN WITNESS WHEREOF, the undersigned have signed and sealed this Note the day and year first above written.

                                    Kyzen Corporation
                                    Taxpayer Identification Number 87-0475115

CORPORATE                           By: /s/ Benjamin D. Wolfley
SEAL                                    -----------------------------------
                                        Benjamin D. Wolfley, Treasurer